Exhibit 4.5

                              LA-Z-BOY INCORPORATED

                                REPLACEMENT PLAN

                             FOR LADD STOCK OPTIONS





                                         As adopted as of January 26, 2000



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                              LA-Z-BOY INCORPORATED
                                REPLACEMENT PLAN
                             FOR LADD STOCK OPTIONS


         THIS LA-Z-BOY INCORPORATED REPLACEMENT PLAN FOR LADD STOCK OPTIONS (this "Plan") has been adopted by the Board of Directors (the "Board") of La-Z-Boy Incorporated, a Michigan corporation (the "Company"), as of January 26, 2000 (the "adoption date"), in connection with the planned merger (the "Merger") of LZB Acquisition Corp., a Michigan corporation and wholly-owned subsidiary of the Company, with and into LADD Furniture, Inc., a North Carolina corporation ("LADD"), contemplated by that certain Agreement and Plan of Merger among the Company, LZB Acquisition Corp., and LADD dated as of September 28, 1999, as amended by Amendment No. 1 to that agreement, dated as of December 13, 1999 (as so amended, the "Merger Agreement"), pursuant to which, at the time the Merger becomes effective (the "Effective Time"), LADD is to become a wholly-owned subsidiary of the Company.

         LADD has advised the Company that, from time to time prior to the adoption of this Plan, LADD has granted options to acquire shares of its common stock ("Predecessor Options") to persons eligible to receive them under its 1983 Incentive Stock Option Plan or its 1994 Incentive Stock Option Plan (either such plan, a "Predecessor Plan"), some of which options are still outstanding, in whole or in part, as of the adoption date and are expected to continue to be outstanding up to the Effective Time. As of the adoption date, many of the outstanding Predecessor Options are held by persons (including executive officers of LADD) who are expected to continue to be employees of LADD or a LADD subsidiary as of the Effective Time, but some of the outstanding Predecessor Options are held by non-employee directors of LADD or by other persons who have succeeded to the interests of an employee or non-employee director in accordance with the terms of the plan under which the Predecessor Option was granted, none of which holders are expected to have any employee or non-employee director relationship with the Company, LADD, or any subsidiary of either at the Effective Time.

         The parties to the Merger Agreement previously contemplated that each Predecessor Option still outstanding immediately prior to the Effective Time would be replaced at the Effective Time by an option to acquire shares of the Company's common stock (a "Replacement Option") granted to the holder by the Company in substitution for his Predecessor Option, each of which Replacement Options would cover the number of shares of Company common stock and have a per share exercise price determined in the manner contemplated by Section 1.04(a) of the Merger Agreement, would be exercisable on the same exercisability schedule that applied immediately before the Effective Time to the Predecessor Option for which the Replacement Option was substituted (except that a Replacement Option granted in substitution for a Predecessor Option held by a person who immediately before the Effective Time was an executive officer or non-employee director of LADD would be fully exercisable with respect to all covered shares from the time the grant of the Replacement Option first becomes effective, even if the relevant Predecessor Option by then would not have become fully exercisable), and would otherwise have the same terms and conditions as those that applied to the Predecessor Option for which the Replacement Option was


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substituted or, if more favorable to the holder, the same as those that would have applied to that Predecessor Option if it had been granted under the other Predecessor Plan. The parties also contemplated that by the Effective Time all of the Company common shares subject to Replacement Options would be registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 on Form S-8, which form of registration statement becomes effective when filed with the SEC.

         However, it recently has come to the attention of the parties that, in the view of staff of the SEC, Form S-8 would not be a proper form for registering shares subject to Replacement Options granted to holders who do not have an employee or non-employee director relationship with LADD or a subsidiary once LADD becomes a subsidiary of the Company ("Unrelated Holders"), and any form appropriate for registration of shares subject to options granted to such holders likely could not become effective by the Effective Time. In light of the foregoing, the parties now contemplate that, instead of granting Replacement Options to Unrelated Holders in substitution for their Predecessor Options, the Company will grant them, for each such option, a stock appreciation right covering units equal in number to the number of Company common shares that would have been covered by the Replacement Option(s) that otherwise would have granted, having a per unit strike price equal to the per share exercise price that would have applied to that Replacement Option, and otherwise generally having the same exercise and expiration terms as would have applied to that Replacement Option, but which, upon proper exercise, would entitle the holder, not to any Company common shares, but, rather, to a cash amount equal to the excess, if any, of the exercise date fair market value (as defined in Section 5) of a Company common share over the per unit strike price of the Replacement SAR, multiplied by the number of units for which the Replacement SAR is being exercised (a "Replacement SAR").

         This Plan is intended to provide the vehicle by which such substitutions will occur.

Section 1.        Purpose

         The sole purpose of this Plan is to effect the substitution of Replacement Options and Replacement SARs for Predecessor Options at the Effective Time, as contemplated by the parties to the Merger Agreement. Notwithstanding any other provision of this Plan to the contrary: no option, stock appreciation right, or other award shall be granted under this Plan other than Replacement Options and Replacement SARs; no grant of any kind shall be made under this Plan after the Effective Time; and no grant of a Replacement Option or Replacement SAR made before the Effective Time shall become effective unless and until the Effective Time occurs.

Section 2.        Administration

         This Plan shall be administered by the Board or such committee or subcommittee of the Board as the Board from time to time may designate (the "Administrator"). The initial Administrator shall be the Compensation and Stock Option Committee of the Board.

         Subject to the provisions of this Plan, the determinations or the interpretation and construction of any provision of this Plan by the Administrator shall be final and conclusive upon

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all persons affected thereby. By way of illustration and not of limitation, the
Administrator shall have the discretion: (a) to construe and interpret the terms of this Plan and of all Replacement Options and Replacement SARs granted under this Plan; (b) to prescribe, amend, and rescind rules and regulations relating to this Plan; (c) to determine such adjustments, if any, in the terms of then outstanding Replacement Options and Replacement SARs as from time to time after the Effective Time may be required by Section 12; (d) to determine whether a leave of absence from employment will constitute termination of employment for purposes of this Plan; (e) to correct any defect, supply any omission, or reconcile any inconsistency in this Plan or in any Replacement Option or Replacement SAR; and (f) to make all other determinations necessary or advisable for the administration of this Plan. However, the authority of the Administrator under this Plan does not extend to the grant of options, stock appreciation rights, or other awards (the only awards authorized by this Plan being those Replacement Options and Replacement SARs that automatically are being granted under Section 4 coincident with the adoption of this Plan), nor may the Administrator approve a reduction of the per share exercise price of any Replacement Option or the per unit strike price of any Replacement SAR except as contemplated by Section 12.

         Any action of the Administrator with respect to this Plan shall be taken by a majority vote at a meeting of the Administrator or by written consent of all of the members of the Administrator without a meeting.

Section 3.        Stock Available for Replacement Options

         Schedule I to this Plan shows 984,322 shares as the maximum number of Company common shares that would be needed to cover all Replacement Options there scheduled, and that number, subject to reduction to the extent Predecessor Options outstanding at the adoption date of this Plan are exercised or terminated without exercise or become held by an Unrelated Holder prior to the Effective Time, and subject to further adjustment after the Effective Time as and when contemplated by Section 12, is the maximum number of Company common shares authorized to be issued pursuant to this Plan. Subject to adjustment as and when contemplated by Section 12, the only securities to be covered by Replacement Options shall be Company common shares, all of which shares, when issuable, shall be issued from the authorized and unissued shares of Company common stock. As of the adoption of this Plan, 984,332 authorized and unissued Company common shares are reserved for future issuance pursuant to this Plan, and at all relevant times after the adoption date, there shall be so reserved for future issuance the total number of shares covered by those Replacement Options that then remain outstanding.

Section 4.        Grants of Replacement Options and Replacement SARs

         Based on information provided by LADD concerning the terms of the Predecessor Plans, those Predecessor Options still outstanding at the adoption date, and their respective holders at that date, the Company has listed in
Schedule I each Predecessor Option then outstanding, its date of grant and scheduled expiration date, and (in each case, as of the adoption date) its holder, the number of shares of LADD common stock then still covered by the option, its exercise price per share, the extent to which it by then had become exercisable, the time(s) after the adoption date at which it normally first would become exercisable with respect to additional covered shares, and

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whether it is classified as an option to be afforded the Federal income tax treatment contemplated by Section 422 of the Internal Revenue Code (an "ISO") or is not an ISO (an "NQSO").

         For each Predecessor Option so scheduled (other than those held by persons who at the adoption date are Unrelated Holders), Schedule I also shows the number of Company common shares expected to be covered by a Replacement Option substituted for that Predecessor Option (or by two Replacement Options, if the Predecessor Option is classified as an ISO and acceleration of exercisability at the Effective Time would cause part of that option no longer to qualify as an ISO), the exercise price per share of the Replacement Option(s), any changes in exercisability of the Replacement Option(s) from those applicable to the related Predecessor Option, and the classification of the Replacement Option(s) as an ISO or NQSO, and for each Predecessor Option held by a person who at the adoption date is an Unrelated Holder, Schedule I shows the number of units expected to be covered by a Replacement SAR substituted for the Predecessor Option, the strike price per unit, and any changes in exercisability of the Replacement SAR from those applicable to the related Predecessor Option.
Schedule I also assigns each Replacement Option or Replacement SAR so scheduled a number, to distinguish it from all other scheduled Replacement Options and Replacement SARs.

         By adoption of this Plan, the Company grants to each person who immediately prior to the Effective Time holds a scheduled Predecessor Option that remains outstanding immediately prior to the Effective Time and who is not then an Unrelated Holder, a Replacement Option (or two Replacement Options) and to each person who immediately prior to the Effective Time is an Unrelated Holder holding a Predecessor Option that then remains outstanding a Replacement SAR, which grant first shall become effective at the Effective Time and, when effective, shall substitute for and entirely replace the holder's Predecessor Option. The terms and conditions of each Replacement Option (or set of Replacement Options) or Replacement SAR granted in substitution for any given Predecessor Option are as shown on Schedule I (except that the number of covered shares or units there shown shall be proportionately reduced to reflect the extent, if any, to which the related Predecessor Option is exercised or otherwise terminated prior to the Effective Time and except as provided in the next sentence) and are as otherwise provided in this Plan. Anything above to the contrary notwithstanding, however, if any Predecessor Option scheduled in
Schedule I is held at the adoption date by a person not an Unrelated Holder but immediately before the Effective Time is held by an Unrelated Holder, the Replacement Options(s) granted with respect to that Predecessor Option shall not become effective and, instead, shall be converted at the Effective Time into a Replacement SAR on terms equivalent to those of the converted Replacement Options(s).

         As promptly as possible following the adoption of this Plan, each holder shown on Schedule I shall be provided by the Company with an individualized schedule or schedules, derived from Schedule I, showing the terms of each Predecessor Option held by that holder at the adoption date and the Replacement Option(s) or Replacement SAR that will become effective at the Effective Time in substitution for that Predecessor Option, assuming it continues to be outstanding as scheduled and held by that holder (or a permissible successor) immediately prior to the Effective Time. As promptly as possible following the adoption of this Plan, each such holder also shall be provided by the Company with a copy of this Plan (excluding Schedule I) and such other

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documents as are approved for distribution to holders of Predecessor Options by the Board. As promptly as possible after the Effective Time, the Company and LADD shall review the terms of all Predecessor Options that remained outstanding immediately before the Effective Time and their holders. If that review reveals that, in light of events occurring from the adoption date to the Effective Time, the grants that became effective at the Effective Time are not as shown in
Schedule I, then, such modifications shall be made in that schedule (or otherwise in the Company's records) as are necessary to reflect the grants that actually became effective under this Plan at the Effective Time, and any affected holder promptly shall be provided with a new individualized schedule reflecting the grant(s) that actually have become effective under this Plan with respect to that holder.

Section 5.        Permissible Payment Methods for Exercised Replacement Options

         (a) The per share exercise price for a Replacement Option being exercised shall be payable to the Company (1) in cash or by check, bank draft, or money order payable to the order of the Company, (2) through the delivery to the Company of shares of its common stock owned by the option holder with an aggregate "fair market value" (as defined below) as of the exercise date equal to the per share exercise price payable, or (3) by a combination of the foregoing payment methods, as the holder may elect. In addition, if permissible for the Predecessor Option which the Replacement Option replaced, the holder instead may elect to pay the entire exercise price for the shares being purchased through a "cashless exercise" method whereby the holder, by a properly executed written notice in form approved by or reasonably satisfactory to the Administrator, directs (i) an immediate market sale or margin loan respecting all or a part of the Company common shares to which he is entitled upon exercise, pursuant to an extension of credit to the holder of the exercise price for those shares by the Company or a Company subsidiary, (ii) delivery of the shares being acquired from the Company directly to a brokerage firm, and (iii) the delivery of the exercise price from sale or margin loan proceeds from the brokerage firm directly to the Company in repayment of the credit extension. Except as provided in the preceding sentence, no shares shall be delivered until full payment has been made

         (b) For purposes of this Plan, the "fair market value" of a Company common share on any given date means the closing price for a Company common share on the New York Stock Exchange ("NYSE") on that date or, if NYSE is not open for business on the date in question, as of the nearest preceding date on which NYSE was open for business.

Section 6.        Certain Exercise Terms and Conditions

         (a) Not less than 100 shares may be purchased at any one time pursuant to the exercise of a Replacement Option, unless the number then purchased is the total number at that time purchasable by the holder under this Plan, and a Replacement SAR may not be exercised for less than 100 units, unless the number of units for which the Replacement SAR then is being exercised is the total number of units at that time exercisable by the holder under this Plan.

         (b) Except as provided in Sections 8 or 9, a Replacement Option may not be exercised at any time unless the grantee is then an employee of the Company, LADD, or another subsidiary

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of the Company. Each Replacement SAR shall be exercisable by the holder in accordance with its terms for the entire duration of the Replacement SAR, regardless of whether the grantee then has any employee or director relationship with the Company, LADD, or any other Company subsidiary.

         (c) To the extent to which it then is otherwise exercisable, a Replacement Option or Replacement SAR may be exercised by the holder by delivery to the Secretary of the Company at its corporate headquarters of a written notice of exercise signed by the holder that identifies by its assigned number each Replacement Option or Replacement SAR then being exercised and the number of covered shares or units for it is then being exercised, and (in the case of a Replacement Option) by delivery of full payment for the number of shares being purchased or, if the cashless method is permissible for payment and being used, delivery of the formal written notice contemplated by Section 5.

         (d) The grant of a Replacement Option or Replacement SAR imposes no obligation upon the grantee or any successor at any time to exercise it.

Section 7.        Termination of Employment - Except by Death or Retirement

         If after the Effective Time the grantee of a Replacement Option ceases to be employed by the Company or a subsidiary of the Company for any reason other than his death or his permissible retirement (as contemplated by Section
8), each then outstanding Replacement Option granted to him immediately shall terminate. Whether a leave of absence shall constitute a termination of employment for this purpose shall be determined by the Administrator, whose decision shall be final and conclusive.

Section 8.        Termination of Employment - Retirement

         If after the Effective Time the grantee of a Replacement Option ceases to be employed by the Company or a subsidiary of the Company due to his retirement upon attaining age 65, or if he ceases to be so employed prior to age 65 due to early retirement and such early retirement is acceptable to the Administrator for the purposes of this Section, and the Replacement Option then is still outstanding, its holder may, at any time within three (3) months after the date of retirement of the grantee but not later than the date of expiration of the Replacement Option, exercise the option to the extent the holder was entitled to do so on the grantee's date of retirement. If after the Effective Time a grantee of a Replacement Option ceases to be employed by the Company or a subsidiary of the Company due to his becoming disabled for purposes of the Company's, LADD's, or his employing subsidiary's long term disability plan, and the Replacement Option then is still outstanding, its holder may, at any time within twelve (12) months after the date of disability retirement of the grantee but not later than the date of expiration of the Replacement Option, exercise the option to the same extent the holder was entitled to do so on the grantee's date of disability retirement. Any Replacement Option or portion of a Replacement Option of such a retired grantee that is not so exercised shall terminate.

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Section 9.        Termination of Employment - Death

         If after the Effective Time the grantee of a Replacement Option dies while in the employment of the Company or a subsidiary of the Company or within three months of his retirement in accordance with Section 8, and the Replacement Option then is still outstanding, the person or persons to whom the Replacement Option is transferred by will or by the laws of descent and distribution (or, if the Replacement Option is classified as an NQSO and previously has been transferred by the grantee in a transfer permissible under Section 11, the grantee's transferee) may exercise the same option to the same extent and upon the same terms and conditions as would have been applicable to the grantee (or his transferee) had the grantee lived until the term of the Related Option had expired. Any Replacement Option or portion of a Replacement Option of such a deceased grantee that is not so exercised shall terminate.

Section 10.       Additional Payments to Certain Unrelated Holders

          This section applies only to Replacement SARs granted in substitution for Predecessor Options that were classified as ISOs immediately prior to the Effective Time and at that time were held by the estate of or another successor in interest to a deceased grantee of the related Predecessor Option ("Covered Replacement SARs"). If a Covered Replacement SAR is exercised and all of the following conditions are satisfied:

         (a) The Federal income tax payable by the holder of the Covered Replacement SAR with respect to the income the holder recognizes as a result of such exercise exceeds the amount that would have been payable by such holder if, rather than exercising the Covered Replacement SAR, such holder had on the same date exercised an ISO (covering the same number of Company shares as the number of units for which the Covered Replacement SAR was exercised and having an exercise price per share equal to the strike price per unit of such Covered Replacement SAR) by paying the exercise price in cash and had sold the Company shares obtained through such exercise on the same day for their fair market value as of that day in a disposition that did not result in loss of ISO treatment for tax purposes (the amount of such excess being referred to herein as "Additional Tax");

         (b) Such person delivers to the Company's Secretary, no later than 30 days after the deadline (after giving effect to any extensions) for filing his Federal income tax return for the year in which such Covered Replacement SAR was exercised, a copy of that return and such other documents and information as are reasonably sufficient to demonstrate the amount of the Additional Tax and to compute the amount of the "Additional Payment" (as defined below); and

         (c)      Such holder requests payment under this Section;

then, such holder shall be entitled to receive from the Company, no later than 60 days after all of the conditions specified in (a), (b), and (c) above are satisfied, a cash payment (an "Additional Payment") in an amount equal to: (1) the amount of the Additional Tax; divided by (2) one minus the highest marginal Federal income tax rate (expressed as a percentage) applicable to any portion of such holder's taxable income for the year in which the Covered Replacement SAR was

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exercised. The Administrator's determination of the amount of any Additional
Payment shall be conclusive and binding for all purposes.

Section 11.       Restrictions on Transfer

         Except as otherwise provided herein, a Replacement Option or Replacement SAR may not be transferred except by will or the laws of descent and distribution and, during the lifetime of its grantee (or, if the grantee is not a natural person, while the grantee continues in existence), may be exercised only by such grantee. Notwithstanding the above, any Replacement Option classified as an NQSO and any Replacement SAR may be transferred without payment of consideration to immediate family members (as defined herein), trusts for the benefit of immediate family members, and partnerships consisting only of immediate family members. For purposes of this Section, "immediate family members" shall consist of the spouse of the grantee of the Predecessor Option to which a Replacement Option or Replacement SAR relates or such grantee's issue (whether natural, adopted, or in the process of adoption), spouse of issue, or ancestor.

Section 12.       Capital Adjustments Affecting Common Stock

         (a) At any time after the Effective Time, if the then outstanding shares of the Company common stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company or shares of a different par value or without par value through recapitalization, reclassification, stock dividend, stock split, amendment to the Company's Articles of Incorporation or reverse stock split, an appropriate adjustment shall be made in the number and/or kind of securities allocated to the then outstanding Replacement Options, without change in the aggregate exercise price applicable to the unexercised portion of the outstanding Replacement Options but with a corresponding adjustment in the per share exercise price of any such Replacement Options, and an appropriate adjustment shall be made in the number of units subject to then outstanding Replacement SARs and/or the kind of securities used to determine the cash amount payable when such Replacement SARs are exercised, without change in the aggregate strike price applicable to the unexercised portion of the outstanding Replacement SARs but with a corresponding adjustment in the per unit strike price of any such Replacement SARs. In the event of a merger or consolidation of the Company with or into another corporation, the Administrator may make an appropriate adjustment, including but not limited to adjustment or substitution pursuant to Internal Revenue Code Section 424(a), in the number and/or kind of securities allocated to the then outstanding Replacement Options, with a corresponding adjustment in the price for each share or other unit of any security covered by the options but without (where feasible in the judgment of the Administrator) change in the aggregate purchase price applicable to the unexercised portion of the outstanding Replacement Options, and also may make an appropriate adjustment in the number of units subject to then outstanding Replacement SARs and/or the kind of securities used to determine the cash amount payable when such Replacement SARs are exercised, with a corresponding adjustment in the per unit strike price but without (where feasible in the judgment of the Administrator) change in the aggregate strike price applicable to the unexercised portion of the outstanding Replacement SARs.

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         (b) Upon the effective date of the dissolution or liquidation of the
Company, or a "Change in Control" of the Company (as defined below), the Plan and any then outstanding Replacement Options and Replacement SARs shall terminate unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of such outstanding Replacement Options and Replacement SARs, or the substitution for such Replacement Options of new options covering the shares of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and exercise prices, and the substitution for such Replacement SARs of new stock appreciation rights granted by the successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number of units, strike prices, and kind of securities used to determine cash amounts payable on exercise, in which event the Plan, the outstanding Replacement Options or the new options substituted therefor, and the outstanding Replacement SARs or the new stock appreciation rights substituted therefor shall continue in the manner and under the terms so provided. Nevertheless, in the event of such dissolution, liquidation, or Change in Control, and if provision is not made in such transaction for the continuance of the Plan and for the assumption of then outstanding Replacement Options and Replacement SARs or for the substitution of new options and stock appreciation rights as contemplated above, then each holder of a Replacement Option shall be entitled, prior to the effective date of any such transaction, to purchase the full number of shares under his option which he otherwise would have been entitled to purchase during the remaining term of such Replacement Option, and each holder of a Replacement SAR shall be entitled to exercise it, prior to the effective date of any such transaction, with respect to the full number of units then still covered by the Replacement SAR, whether or not it then otherwise would be exercisable with respect to all such units.

         (c) To the extent that the foregoing adjustments relate to particular stock or securities of the Company subject to Replacement Options or to particular stock or securities used to determine the cash amount to be paid on exercise of Replacement SARs, such adjustments shall be made by the Administrator, whose determinations in such respects shall be final and conclusive.

         (d) The grant of a Replacement Option or Replacement SAR pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate, or sell, or transfer all or any part of its business or assets.

         (e) No fractional shares of stock shall be issued under this Plan due to any adjustments of any Replacement Option, and any fractiona1 share otherwise resulting from such adjustments may be eliminated without any compensation to the option holder. No amount less than one cent shall be payable by the Company due to any adjustments of any Replacement SAR, and any such amount otherwise resulting from such adjustments may be eliminated entirely.

         (f) "Change in Control" of the Company means the date on which the earliest of the following events occurs:

         (1) The acquisition by any entity, person, or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 30% of

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         the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Stock");

         (2) The merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation;

         (3) The transfer of substantially all of the property of the Company other than to an entity of which the Company owns at least 80% of the Voting Stock; or

         (4) The election to the Board of three directors without the recommendation or approval of the Board.

Section 13.       Effectiveness, Termination, and Amendment

         This Plan is effective as of the adoption date, but no grants under this Plan shall become effective unless and until the Effective Time occurs. After the Effective Time, this Plan shall continue in effect until the earliest time at which all Replacement Options and Replacement SARs have been fully exercised or otherwise terminated, at which time this Plan shall terminate, and this Plan also shall terminate immediately if the Merger Agreement is terminated before the Effective Time has occurred. At any time before this Plan terminates, the Administrator may alter or amend it, but in no event may the Administrator, without the consent of the holder of a then outstanding Replacement Option or Replacement SAR, make any alteration or amendment that would deprive him of his rights with respect thereto.

Section 14.       Other Provisions

         (a) No grant to an employee of LADD or a LADD subsidiary under this Plan is intended to, nor shall it, at any time expand such rights of employment as the grantee otherwise may have with respect to the Company, LADD, or any subsidiary of either, and no grant to any person who at the adoption date is a non-employee director of LADD is intended to confer, nor does it confer, any right for the grantee to serve as a director of LADD or to hold any other position with LADD or any position with the Company or any other Company subsidiary from or after the Effective Time.

         (b) The holder of a Replacement Option shall have no rights as a stockholder of the Company with respect to any shares covered by that Replacement Option until payment in full by him for the shares being purchased, and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such shares are fully paid for, except as provided in Section 12. The grant of a Replacement SAR confers no rights whatsoever on the grantee or any successor to acquire any Company common shares at any time or under any circumstances.

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         (c) Any proceeds received by the Company from the sale of Company common shares pursuant to this Plan are to be used for general corporate purposes.

         (d) Titles and headings are included in this Plan for convenience only and shall not control the meaning or interpretation of any provision of this Plan. The use of masculine pronouns shall be deemed to include persons of any gender; similarly, where the context so indicates, the singular shall include the plural and vice versa. Except to the extent that Federal law shall govern, the validity and construction of the Plan and each of its provisions shall be subject to and governed by the laws of the State of Michigan.



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